UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2015

DreamWorks Animation SKG, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32337	68-0589190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Flower Street, Glendale, California	91201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 695-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

On February 20, 2015, DreamWorks Animation SKG, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Restated Credit Agreement”) among the Company, the several lenders and letter of credit issuers from time to time parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. The Restated Credit Agreement amended and restated the Credit Agreement dated as of August 10, 2012, among the Company, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and L/C Issuer, as such was amended by that First Amendment dated as of August 7, 2013, that Second Amendment dated as of December 11, 2014, and that Third Amendment dated as of January 22, 2015.

The Restated Credit Agreement allows the Company to have outstanding borrowings of up to $450.0 million at any one time, on a revolving basis. The Company and any one or more of the lenders may from time to time, so long as no default or event of default has occurred under the Restated Credit Agreement, agree to increase the commitments under the Restated Credit Agreement by up to $50.0 million. Borrowings under the Restated Credit Agreement bear interest at per annum rates determined by reference to the base rate or to the London Interbank Offered Rate (“LIBOR”), with the base rate being increased by a margin of 1.50% per annum and LIBOR being increased by a margin of 2.50% per annum. The Restated Credit Agreement also contains a sublimit for letters of credit. The Company is required to pay to the lenders under the Restated Credit Agreement a letter of credit participation fee equal to the applicable margin for LIBOR-based borrowings on the average daily undrawn amount of outstanding letters of credit and pay to each issuer of letters of credit a letter of credit fronting fee equal to 0.125% per annum on the average daily undrawn amount of outstanding letters of credit issued by such letter of credit issuer. The Restated Credit Agreement requires the Company to maintain a specified ratio of total debt to total capitalization, and limits the outstanding credit exposure under the Restated Credit Agreement to a specified ratio of net remaining ultimates to the outstanding credit exposure under the Restated Credit Agreement, plus an additional amount based on the valuation of the Company’s film library. Subject to specified exceptions, the Restated Credit Agreement also restricts the Company and its subsidiaries from taking certain actions, such as granting liens, entering into any merger or other significant transactions, making distributions, entering into transactions with affiliates, agreeing to negative pledge clauses and restrictions on subsidiary distributions, and modifying organizational documents. The lenders’ commitments to lend under the Restated Credit Agreement will terminate on February 20, 2020. The obligations of the Company under the Restated Credit Agreement are guaranteed by substantially all subsidiaries of the Company organized under the laws of the United States of America and are secured by substantially all tangible and intangible assets of the Company and such subsidiaries. The commitments of the lenders under the Restated Credit Agreement may be terminated, and the obligations of the Company under the Restated Credit Agreement may be accelerated, upon the occurrence of any event of default specified in the Restated Credit Agreement, including, without limitation, the failure to make payments, the inaccuracy in any material respect of any representation or warranty, a default in the observance or performance of any covenant, the commencement of any voluntary or involuntary bankruptcy or similar insolvency proceeding, the occurrence of a default in respect of other material indebtedness of the Company and its subsidiaries, the occurrence of an ERISA event and the entering against the Company or any of its subsidiaries of a material judgment.

Borrowings under the Restated Credit Agreement will be used by the Company for general purposes including, without limitation, to finance the development, production and distribution costs of the Company’s entertainment properties and to finance acquisitions and investments. The Company has had, and expects to continue to have, ongoing business relationships (including ordinary banking arrangements and advisory services in connection with potential acquisition transactions) with some of the lenders under the Restated Credit Agreement, for which such lenders have received, and/or will receive, customary fees and commissions.

The foregoing description of the Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Restated Credit Agreement, a copy of which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Real Property Sale and Lease

On February 23, 2015, DWA Glendale Properties, LLC (“DWA Glendale”), an indirect wholly owned subsidiary of the Company, as seller, entered into a purchase agreement (the “Purchase Agreement”) with DW Glendale CA Landlord, LLC (“Landlord”), which is a subsidiary of SunTrust Equity Funding, LLC, as buyer, involving the Company’s headquarters facility located in Glendale, California (the “Property”). The Property is comprised of, among other things, 10 buildings on approximately 14.7 acres of land. Pursuant to the Purchase Agreement, DWA Glendale sold the Property to Landlord for a purchase price of $185.0 million.

Concurrently with the sale of the Property, the Company and Landlord entered into a lease agreement dated February 23, 2015 (the “Lease”), pursuant to which Landlord leased the Property to the Company commencing immediately following the consummation of the sale under the Purchase Agreement. Annual rent during the initial term of the Lease starts at approximately $13.2 million, and increases one and one-half percent each year. The initial term of the Lease is 20 years, and the Company has four consecutive renewal options of five years each. The first two of such renewal terms are subject to fixed rent increasing by one and one-half percent each year, and the rent during each of such last two renewal terms is to be the greater of (i) the rent in effect immediately preceding such renewal term or (ii) the then-current fair market value rent. The Lease is structured as a “triple net” lease, meaning that the Company is responsible for all expenses arising from the use or operation of the Property, including repairs, maintenance, insurance and taxes. The Lease also contains provisions regarding the obligations of the Company and Landlord in connection with a casualty or condemnation of the Property. Other than a sale by the initial Landlord party to the Lease, if any subsequent Landlord decides to sell or otherwise convey title to the Property to a third party during the term of the Lease, the Company shall have a right of first refusal to purchase the Property on the same terms offered to such third party.

The foregoing description of the Purchase Agreement and the Lease does not purport to be complete and is qualified in its entirety by reference to the complete text of each document, copies of which are filed as Exhibits 99.2 and 99.3 hereto, respectively, and are incorporated herein by reference.

ITEM 2.01	Completion of Acquisition or Disposition of Assets.

See the information set forth in Item 1.01 of this Current Report on Form 8-K, which is incorporated by reference herein.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the information set forth in Item 1.01 of this Current Report on Form 8-K, which is incorporated by reference herein.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Amended and Restated Credit Agreement, dated as of February 20, 2015, among DreamWorks Animation SKG, Inc., the several lenders and letters of credit issuers from time to time parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

99.2	Purchase Agreement, dated as of February 23, 2015, among the Company, DWA Glendale Properties LLC and DW Glendale CA Landlord, LLC

99.3	Lease Agreement, dated as of February 23, 2015, between DreamWorks Animation SKG, Inc. and DW Glendale CA Landlord, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DreamWorks Animation SKG, Inc.

Date: February 26, 2015	By:	/s/ Andrew Chang
Andrew Chang
Secretary